Exhibit 5.1

May -7 1999

INTERNAL REVENUE SERVICE		DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
P. O. BOX 2508
CINCINNATI, OH 45201
Employer Identification Number:
Date: May 18 1998		66-0288298
DLN:
MERCK SHARP & DOHME QUIMICA DE		17007230021018
PUERTO RICO INC		Person to Contact:
C/O BARBARA FRIEDMAN	PHILEMON AMOS	ID# 52025
PO BOX 100 WS 2F-96		Contact Telephone Number:
WHITEHOUSE STATION, NJ 08889		(404) 338-8179
Plan Name:
MERCK PUERTO RICO EMPLOYEE SAVINGS AND SECURITY PLAN
Plan Number: 061

Dear Applicant:

We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b) (3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

The enclosed document explains the significance of this favorable determination letter, points out some events that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

This determination is subject to your adoption of the proposed amendments submitted in your letter dated 11/6/98 & 8/13/98. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

This determination letter is applicable for the amendment(s) executed on 6/25/97.

This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a) (4)-4(b) of the regulations with respect to those benefits, rights and features that are currently available to all employees in the plan’s coverage group. For this purpose, the plan’s coverage group consists of those employees treated as currently benefitting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

Based on the information supplied, we have determined that your plan meets the requirements of section 401(k) of the Internal Revenue Code.

Letter 835 (DO/CG)

MERCK SHARP & DOHME QUIMICA DE

This letter considers the changes in the qualifications requirements made by the Uruguay Round Agreements Act (GATT), Pub. L. 103-465, and the Taxpayer Relief Act of 1997, Pub. L. 105-34, and the changes in the qualifications requirements made by the Small Business Job Protection Act of 1996, Pub. L. 104-188, that are effective before the first day of the first plan year beginning after December 31, 1998.

The information on the enclosed Publication 794 is an integral part of this determination. Please be sure to read and keep it with this letter.

The requirement for employee benefits plans to file summary plan descriptions (SPD) with the U.S. Department of Labor was eliminated effective August 5, 1997. For more details, call 1-800–998-7542 for a free copy of the SPD card.

We have sent a copy of this letter to your representative as indicated in the power of attorney.

If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

Sincerely yours,

District Director

Enclosures:

Publication 794

Letter 835 (DO/CG)